Exhibit 10.10.2

SECOND AMENDMENT TO

NON-QUALIFIED STOCK OPTION AGREEMENT

PIER 1 IMPORTS, INC.

THIS SECOND AMENDMENT TO NON-QUALIFIED STOCK OPTION AGREEMENT (the “Agreement”) is made effective and entered into as of January 5th, 2017, by and between PIER 1 IMPORTS, INC., a Delaware corporation (the “Company”), and ALEXANDER W. SMITH (the “Optionee”).

WHEREAS, on February 19, 2007, the Company and Optionee entered into a Non-Qualified Stock Option Agreement (the “Option 2 Agreement”) pursuant to the terms of that certain Employment Agreement (the “Employment Agreement”) dated February 19, 2007, providing for the stock option defined in the Employment Agreement as “Option 2”;

WHEREAS, the Company and the Optionee previously amended the terms of the Option 2 Agreement pursuant to a First Amendment to Non-Qualified Stock Option Agreement effective as of October 6, 2008;

WHEREAS, the Company and the Optionee desire to further amend the Option 2 Agreement to provide for (i) the payment of the exercise price through a “net exercise,” and (ii) an automatic exercise of Option 2 prior to its expiration;

NOW, THEREFORE, the parties hereto agree as follows:

1.	Section 5 of the Option 2 Agreement is deleted in its entirety and replaced with the following:

“5. Exercise of Option. Notice of exercise of the Option or any portion thereof shall be given to the Company, or any employee of the Company or an affiliate who designated by the Company to accept such notices on its behalf, specifying the number of shares for which it is being exercised; provided, that no partial exercise of the Option may be for fewer than 100 shares unless the remaining shares purchasable are fewer than 100 shares.

(a)	Exercise Price and Delivery of Shares. Payment of the Exercise Price shall be satisfied in full at the time the Option is exercised through a “net exercise,” whereby the Company shall withhold from the shares deliverable upon exercise of the Option a number of shares having a Fair Market Value (as defined in the Company’s 2006 Stock Incentive Plan) as of the last trading day preceding the date of exercise equal to the exercise price, and shall issue or transfer to the Optionee the number of shares of Common Stock to which he is entitled, net of shares to be withheld to satisfy the exercise price as specified in this subsection (a) and the tax withholding requirements as specified in subsection (b) below.

(b)	Tax Withholding. The Optionee will pay to the Company any federal, state and local taxes of any kind (including Optionee’s FICA obligation and other related taxes, if any) required by law to be withheld with respect to any taxable event arising as a result of the exercise of the Option. The withholding requirements shall be satisfied by withholding from the shares deliverable upon exercise of the Option a number of shares having a Fair Market Value as of the last trading day preceding the date of exercise equal to the amount required to be withheld for tax purposes.

(c)	Automatic Exercise. If the closing price of the Company’s Common Stock exceeds the Exercise Price of the Option on the last trading day prior to the Expiration Date, any outstanding and unexercised portion of the Option, if any, shall be automatically exercised without further action or notice by the Company or the Optionee (an “Automatic Exercise”), and the Company shall issue or transfer to the Optionee the number of shares of Common Stock to which he is entitled based on such Automatic Exercise, net of shares to be withheld by the Company to satisfy the exercise price and the tax withholding requirements as specified above.”

2.	Except as expressly amended by this Agreement, the Option 2 Agreement shall be and remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the day and year first above written.

COMPANY:		OPTIONEE:

Pier 1 Imports, Inc.

By:	/s/ Michael A. Carter	/s/ Alex Smith
	Michael A. Carter, EVP	Alexander W. Smith

Date:	1/5/2017	Date: 1/9/2017

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